Exhibit 99.1

Ocean Bio-Chem, Inc. Reports Record Net Sales for the First Six Months of 2021—23% Increase

FORT LAUDERDALE, FL, July 27, 2021 — Ocean Bio-Chem, Inc. (NASDAQ: OBCI), the parent company of Star brite, Inc. and Kinpak, Inc.—vertical manufacturer and distributor of performance, appearance, maintenance, and disinfectant chemicals for the marine, RV, and outdoor industries—is pleased to announce sales for the second quarter and the first six months of 2021.

For the first six months of 2021, record net sales were approximately $28.8 million, compared to approximately $23.5 million for the first six months of 2020, an increase of approximately 23% or $5.3 million.

The Q2 sales of approximately $15.7 million matched the same quarter in 2020.

President and CEO, Peter Dornau, commented “Our net sales for both the second quarter and six months ending June 30, 2021, were exceptionally strong in our marine, RV, and home care product groups, achieving double-digit growth as compared to the same period in 2020, especially among major marine product retailers and wholesalers. We also continued to see strong double-digit sales growth of our home care line for both the second quarter and first six months of 2021 to our hardware customers.”

Mr. Dornau continued, “As experienced in the first quarter of 2021 sales of our chlorine dioxide products (both branded PERFORMACIDE® as well as private label sales) have slowed down compared to the same period in 2020 when COVID-19 was on the rise. Our chlorine dioxide product was essential during the height of the pandemic for surface disinfection in markets ranging from healthcare to home.

On the positive side, as more and more states legalize cannabis, our primary distributor of private-labeled chlorine dioxide products has seen a double-digit growth of sales in this market segment. The primary use is for maintaining optimal air and surface quality, minimizing the potential of mold and mildew, and maximizing crop yields, product quality, and profits for cannabis growers.

With an upcoming rebrand and marketing campaign, we are cautiously optimistic that we will see increased sales of our chlorine dioxide products in the later part of 2021 and the future.”

Mr. Dornau concluded, “We are quite pleased with the sales results for both the second quarter and six months of 2021. With the boating and RV markets booming, our other core product groups—marine, RV, and homecare—all had strong double-digit sales growth that enabled the Company to achieve these record sales in the six months ending June 30, 2021. As the U.S. begins to return to a new normal, we foresee this strong outdoor recreation home care sales trends continuing.”

About Ocean Bio-Chem, Inc.

Ocean Bio-Chem, Inc. manufactures, markets, and distributes a broad line of appearance and maintenance products for the marine, automotive, power sports, recreational vehicle, and outdoor power equipment markets under the brand names Star brite®, Star Tron®, Performacide® and OdorStar® within the United States and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products.

The Company's web sites are: www.oceanbiochem.com, www.starbrite.com, www.startron.com and www.performacide.com

Forward-looking Statements:

Certain statements contained in this Press Release, including without limitation, we are cautiously optimistic that we will see increased sales of our chlorine dioxide products in the later part of 2021 and the future and as the U.S. begins to return to a new normal, we foresee this strong outdoor recreation home care sales trends continuing. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," or "could," including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based and other factors addressed in Part I, Item 1A (“Risk Factors”) in our annual report on Form 10-K for the year ended December 31, 2020.

Contact:

Peter Dornau
CEO & President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280